Exhibit 10.3

REDUCED FEE AGREEMENT

This Reduced Fee Agreement (“Agreement”) dated January 22, 2021 (the “Effective Date”) is by and between, American International Holdings Corp. (“AMIH”) and The Loev Law Firm, PC (“Loev”).

W I T N E S S E T H:

WHEREAS, Loev is engaged to provide legal services to AMIH pursuant to an engagement agreement dated November 20, 2019 (the “Engagement Agreement”);

WHEREAS, Loev has been providing services to AMIH at reduced hourly rates offered to other clients; and

WHEREAS, Loev is willing to continue offering legal services at the discounted rates set forth in the Engagement Agreement through December 31, 2021, subject to the terms of this Agreement, in consideration for receiving stock compensation from AMIH, and Loev and AMIH desire to set forth in writing the terms and conditions of their agreement and understanding concerning Loev’s continued services at the rates set forth in the Engagement Agreement and Loev’s receipt of stock compensation from AMIH.

NOW, THEREFORE, in consideration for good and valuable consideration, which the parties acknowledge the receipt and sufficiency of, the parties hereby covenant and agree as follows:

1.	Consideration. In consideration for Loev agreeing to continue providing legal services pursuant to the rates set forth in the Engagement Agreement, through December 31, 2021, AMIH agrees to issue David M. Loev, the Managing Partner of Loev, 1,000,000 shares of restricted common stock (the “Securities”). It is understood and agreed that the Securities are fully vested, and fully earned, upon the parties’ entry into this Agreement.

2.	Representations of AMIH:

a.	AMIH has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby;

b.	The execution and delivery by AMIH of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws, or such other document(s) regarding organization and/or management of AMIH; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which AMIH is bound or affected; and

c.	The Board of Directors of AMIH has approved and ratified this Agreement and the terms hereof, including, but not limited to the issuance of the shares.

3.	Representations of Loev. Loev is acquiring the Securities for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Loev can bear the economic risk of investment in the Securities, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Securities and is an “accredited investor” as defined in Regulation D under the Securities Act. Loev recognizes that the Securities have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the Securities Act or unless an exemption from registration is available. Loev has carefully considered and has, to the extent he believes such discussion necessary, discussed with his respective professional, legal, tax and financial advisors, the suitability of an investment in the Securities for its particular tax and financial situation and its respective advisers, if such advisors were deemed necessary, have determined that the Securities are a suitable investment for him. Loev has not been offered the Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Loev’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Loev has had an opportunity to ask questions of and receive satisfactory answers from the Company, or persons acting on behalf of the Company, concerning the terms and conditions of the Securities and the Company, and all such questions have been answered to the full satisfaction of Loev. Loev is relying on his own investigation and evaluation of the Company and the Securities and not on any other information.

4.	Term of Agreement. The term of the agreement shall be from the Effective Date through December 31, 2021, provided that Loev may terminate this Agreement, and the provision of legal services to AMIH at any time (with termination will have no effect on the shares), (i) pursuant to the terms of the Engagement Agreement, (ii) in the event AMIH has failed to timely pay amounts due under the Engagement Agreement, (iii) in the event that Loev reasonably believes the engagement by AMIH, any actions undertaken by AMIH, and/or any planned actions, would violate any rules, requirements, regulations or laws (appliable to AMIH or Loev); and/or (iv) if the engagement of AMIH by Loev would result in the violation of any rules of professional conduct applicable to Loev.

5.	Miscellaneous.

(a)	Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b)	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, excluding any provision which would require the use of the laws of any other jurisdiction.

(c)	Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

(d)	Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

(e)	Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

AMERICAN INTERNATIONAL HOLDINGS CORP.

By:

Its:

THE LOEV LAW FIRM, PC

By:

Its:

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